                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)

                               MHM Services Inc.*
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    55301L03
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  55301L103                                         Page 1 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                      291

    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                921,429


                                 7) Sole Dispositive Power                   0


                                 8) Shared Dispositive Power           921,429


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   921,720



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 27.8


   12)  Type of Reporting Person (See Instructions)                          HC


                    * formerly Mental Health Management Inc.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)

                               MHM Services Inc.*
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55301L103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  55301L103                                         Page 2 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                     291
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power               921,429


                            7) Sole Dispositive Power                  0


                            8) Shared Dispositive Power          921,429


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  921,720



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 27.8

   12)  Type of Reporting Person (See Instructions)                         HC


                    * formerly Mental Health Management Inc.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)

                               MHM Services Inc.*
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   55301L103
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  55301L103                                          Page 3 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146430**

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power                     0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power             921,429


                               7) Sole Dispositive Power                0


                               8) Shared Dispositive Power        921,429


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  921,429



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                27.8


   12) Type of Reporting Person (See Instructions)                         BK


         * formerly Mental Health Management Inc.

        ** Reflects September 6, 1996 merger of PNC Bank, National
           Association, with and into Midlantic Bank, National Association, with the surviving bank continuing under the name "PNC Bank, National Association."

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1996:

(a) Amount Beneficially Owned:                                  921,720 shares

(b) Percent of Class:                                                     27.8

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                        291
      (ii) shared power to vote or to direct the vote                  921,429
     (iii) sole power to dispose or to direct the disposition of             0
      (iv) shared power to dispose or to direct the disposition of     921,429

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1997
         -----------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         -----------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President and
                               Chief Financial Officer
         -----------------------------------------------
         Name/Title


         February 14, 1997
         -----------------------------------------------
         Date


         /s/ PAUL L. AUDET
         -----------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         -----------------------------------------------
         Name/Title


         February 14, 1997
         -----------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         -----------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President and
                          Assistant Secretary
         -----------------------------------------------
         Name/Title


                     AN AGREEMENT TO FILE A JOINT
                     STATEMENT WAS PREVIOUSLY FILED
                     AS EXHIBIT A TO AMENDMENT NO. 1.